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                                 EMPLOYMENT AGREEMENT


          THIS AGREEMENT is made as of January 24, 1994, between USAI Acquisition Corp., a Delaware corporation (the "COMPANY"), and Michael J. Stone ("EXECUTIVE").

          The parties hereto desire to enter into an agreement pursuant to which Executive shall be employed by the Company as the Company's Executive Vice President-Development, Chief Financial Officer and Treasurer. Certain defined terms used herein are set forth in Section 9 below.

          The parties hereto agree as follows:

          1. EMPLOYMENT. The Company agrees to employ Executive and Executive accepts such employment for the period beginning as of the date hereof and ending upon termination pursuant to Section 3(a) hereof (the "EMPLOYMENT PERIOD"). During the Employment Period, Executive shall serve as the Executive Vice President-Development, Chief Financial Officer and Treasurer of the Company and shall have the normal duties, responsibilities and authority of the Executive Vice President-Development, Chief Financial Officer and Treasurer, including, without limitation, responsibility for the identification, negotiation and integration support of acquisitions, and the financial strategy, budget controls and the cash management of the Company, subject to customary oversight by the Company's board of directors (the "BOARD").

          2. COMPENSATION. During the Employment Period, the Company will pay Executive a base salary (the "ANNUAL BASE SALARY") as the Board may designate from time to time, at a rate initially equal to $150,000 per annum, which amount shall be reviewed annually and shall be subject to adjustment as determined by the Board in its discretion, based upon, among other things, the Company's achievement of certain performance objectives; provided Annual Base Salary shall not be less than $150,000 per annum. Following the end of each fiscal year, the Board may, in its sole discretion, award a bonus to Executive in an amount not expected to exceed 50% of Executive's Annual Base Salary for such year, as determined by the Board in its discretion, based upon, among other things, the Company's achievement of budgetary and other objectives. The Board will consult with Executive at the beginning of each budgetary period to set reasonable budgetary and other objectives against which the Company's performance will be measured. Executive's Annual Base Salary for any partial year will be prorated based upon the number of days elapsed in such year.

          3.   TERMINATION.

          (a) EMPLOYMENT PERIOD. The Employment Period will continue until Executive's resignation, Disability (as defined in

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Section 9 below) or death or until the Board determines in its good faith judgment that termination of Executive's employment is in the best interests of the Company.

          (b) SEVERANCE PAYMENTS. In the event Executive's employment is terminated by the Company without Cause (as defined in Section 9 below) or as a result of Executive's death or Disability, the Company shall pay to Executive severance pay ("SEVERANCE PAY") equal to $12,500 per month for a period of 12 months following the date of such termination. Each such payment shall be reduced by the amount of salary, commissions, fees, bonuses and other compensation paid to Executive on account of any other employment or services rendered during the period between such payment and the immediately prior payment. Executive shall cooperate with the Company in providing information so as to calculate the net amount due pursuant to the preceding sentence.

          4. CONFIDENTIAL INFORMATION. Executive acknowledges that the information, observations and data obtained by him during the course of his performance under this Agreement concerning the business and affairs of the Company and its affiliates (the "CONFIDENTIAL INFORMATION") are the property of the Company. Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account any of such information, observations or data without the Board's written consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public, other than as a result of Executive's acts or omissions to act. Executive agrees to deliver to the Company at the termination of his employment, or at any other time the Company may request in writing, all memoranda, notes, plans, records, reports and other documents (and copies thereof) relating to the Confidential Information (including, without limitation, all acquisition prospects, lists and contact information) which he may then possess or have under his control.

          5.   NONCOMPETITION AND NONSOLICITATION.

          (a) NONCOMPETITION. Executive acknowledges that in the course of his employment with the Company he will become familiar with the Company's trade secrets and with other confidential information concerning the Company and that his services will be of special, unique and extraordinary value to the Company. Therefore, Executive agrees that during the Noncompete Period (as defined in Section 9 below) he shall not directly or indirectly own, manage, control, participate in, consult with, render services for or in any manner engage in any business competing with the businesses of the Company or its Subsidiaries as such businesses exist on the date of the termination of Executive's employment, within 100 miles any site of operations in which the Company or its Subsidiaries engage in such businesses or are then in negotiations to acquire such businesses.

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          (b)  NONSOLICITATION.  During the Noncompete Period, Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Subsidiary to leave the employ of the Company or such Subsidiary, or in any way knowingly interfere with the relationship between the Company or any Subsidiary and any employee thereof,
(ii) hire any person who was an employee of the Company or any Subsidiary at any time during the last 12 months of the Employment Period or (iii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Subsidiary to cease doing business with the Company or such Subsidiary, or in any way knowingly interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Subsidiary.

          (c) ENFORCEMENT. If, at the time of enforcement of Section 4 or 5 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because Executive's services are unique and because Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

          6. EXECUTIVE REPRESENTATIONS. Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement, confidentiality agreement or other similar agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.

          7. SURVIVAL. Paragraphs 4 and 5 shall survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.

          8. NOTICES. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed

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by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated:

          IF TO THE COMPANY:

               USAI Acquisition Corp.
               c/o Golder, Thoma, Cressey & Rauner
               120 South LaSalle Street
               Chicago, Illinois 60603
               Attention:  Bruce V. Rauner
                           David A. Donnini

          WITH A COPY TO:

               Kirkland & Ellis
               200 East Randolph Drive
               Chicago, Illinois 60601
               Attention:  Kevin R. Evanich
                           John A. Schoenfeld

          IF TO THE EXECUTIVE:

               Michael J. Stone
               c/o USAI Acquisition Corp.
               400-3 College Avenue
               Clemson, SC 29631



or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.

          9.   DEFINITIONS.

          "CAUSE" means (i) the commission of a felony or a crime involving moral turpitude or the commission of any other act involving dishonesty, disloyalty or fraud with respect to the Company or any of its Subsidiaries, (ii) conduct tending to bring the Company or any of its Subsidiaries into public disgrace or disrepute, (iii) failure to perform duties as reasonably directed by the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries or (v) any other material breach of this Agreement or any other agreement to which the Executive and the Company are parties which is not cured within 10 days after written notice thereof to Executive.

          "DISABILITY" means Executive's inability, because of injury, illness or other incapacity to perform the services to the Company contemplated hereby for a continuous period of 90 days or

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for 120 days out of a continuous period of 360 days.  Such Disability shall be deemed to have occurred on the 90th consecutive day or the 120th day within the specified period, as applicable.

          "NONCOMPETE PERIOD" means the Employment Period plus the two year period immediately subsequent the Employment Period.

          "SUBSIDIARY" means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries.

          10.  GENERAL PROVISIONS.

          (a) SEVERABILITY. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

          (b) COMPLETE AGREEMENT. This Agreement, those documents expressly referred to herein and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

          (c) COUNTERPARTS. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

          (d) SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company and their respective successors and assigns; provided that the rights and obligations of Executive and the Company under this Agreement shall not be assignable without the prior written consent of the other party.

          (e) CHOICE OF LAW. The corporate law of the State of Delaware will govern all questions concerning the relative rights of the Company and its stockholders. All other questions concerning the construction, validity and interpretation of this Agreement will be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to any choice of law or conflict of law provision or rule (whether of

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the State of Illinois or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Illinois.

          (f) REMEDIES. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorneys' fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

          (g) AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

                                      * * * * *

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          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.


                                               USAI ACQUISITION CORP.

                                               By /s/ James A. Harris
                                                 -----------------------------

                                               Its
                                                  ----------------------------

                                               /s/ Michael J. Stone
                                               -------------------------------
                                               Michael J. Stone


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